UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Churchill Capital Corp III

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

On July 12, 2020, Churchill Capital Corp III (“Churchill”) entered into an Agreement and Plan of Merger (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among Churchill, Polaris Parent Corp., a Delaware corporation (“MultiPlan Parent”), Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), Music Merger Sub I, Inc., a newly formed Delaware corporation and subsidiary of Churchill (“First Merger Sub”), and Music Merger Sub II LLC, a newly formed Delaware limited liability company and subsidiary of Churchill (“Second Merger Sub”), which, among other things, provides for (i) First Merger Sub to be merged with and into MultiPlan Parent with MultiPlan Parent being the surviving company in the merger (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, MultiPlan Parent to be merged with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of Churchill (the “Second Merger,” and together with the First Merger, the “Mergers” and the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

On September 18, 2020, Churchill filed with the SEC its definitive preliminary proxy statement on Schedule 14A (the “Definitive Proxy Statement”) relating to the special meeting of stockholders of Churchill scheduled to be held on October 7, 2020 to, among other things, vote on a proposal to approve the Transactions as contemplated by the Merger Agreement.

As of September 28, 2020, five actions (collectively, the “Stockholder Actions”), including two putative class actions, have been filed in federal courts in New York and Delaware by purported Churchill stockholders in connection with the business combination: Hutchings v. Churchill Capital Corp III, et al., No. 1:20-cv-06318 (S.D.N.Y.) (the “Hutchings Complaint”); Kent v. Churchill Capital Corp III, et al., No. 1:20-cv-01068 (D. Del.); Feges v. Churchill Capital Corp III, et al., No. 1:20-cv-06627 (S.D.N.Y.); Noor v. Churchill Capital Corp III, et al., No. 1:20-cv-06686 (S.D.N.Y.) (the “Noor Complaint”); and Greenman v. Churchill Capital Corp III, et al., No. 1:20-cv-07466 (S.DN.Y.) (the “Greenman Complaint”). On September 11, 2020, the Noor Complaint was voluntarily dismissed without prejudice. Each of the complaints in the Stockholder Actions names Churchill and the members of the Churchill Board of Directors (the “Churchill Board”) as defendants. The Stockholder Actions generally allege, among other things, that the Definitive Proxy Statement is false and misleading and/or omits material information concerning the transactions contemplated by the Merger Agreement in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 14d-9 promulgated thereunder. The Hutchings Complaint and the Greenman Complaint also allege breach of fiduciary duty claims against the Churchill Board in connection with the Transactions. The Stockholder Actions generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Page references in the below disclosures are to pages in the Definitive Proxy Statement, and defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. To the extent the following information differs from or conflicts with the information contained in the Definitive Proxy Statement, the information set forth below shall be deemed to supersede the respective information in the Definitive Proxy Statement. Churchill denies the allegations in the complaints related to the Stockholder Actions and denies any alleged violations of law or any legal or equitable duty. Without admitting in any way that the disclosures below are material or otherwise required by law, Churchill makes the following amended and supplemental disclosures solely for the purpose of mooting the allegations in the complaints related to the Stockholder Actions.

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1.	The section of the Definitive Proxy Statement entitled “Background of the Transactions” is hereby amended as follows:

a.	Inserting the following sentence at the end of the fourth full paragraph on page 102:

KG was not engaged to render, and did not render, a fairness opinion with respect to the Transactions.

b.	Amending and restating the last sentence of the first full paragraph on page 103 as follows (with new text in underline):

The representatives of Churchill discussed with the representatives of MultiPlan that such proposal was based upon the assumptions that (1) MultiPlan would be sufficiently de-levered to support its strategic plan and to maintain a capital structure that would be reasonable as compared to its peers that are publicly traded, (2) the board of directors of the post-combination company would be a balanced and independent board (specifically, each of Sponsor and H&F would have the right to designate three directors and the board would not be majority controlled by H&F), (3) H&F and other MultiPlan shareholders would rollover a significant stake of their equity in MultiPlan Parent in the transaction and (4) Churchill and its advisors, including certain of its operating partners, would have wide ranging access to complete their due diligence review, including the ability to speak with certain significant customers at the appropriate time.

c.	Amending and restating the third full paragraph on page 103 as follows (with new text in underline):

On May 4, 2020, MultiPlan, Inc. and Churchill executed a non-disclosure agreement, which was subsequently amended on May 21, 2020, to facilitate the exchange of information in connection with a potential transaction. The non-disclosure agreement did not contain a standstill provision. Throughout the month of May 2020, Churchill engaged in a business and financial due diligence review of MultiPlan, and representatives of each party and certain of their respective advisors (acting at the direction of their respective party) held numerous calls in furtherance of that review. During that review, Churchill was introduced to both the data analytics services launched by MultiPlan in the preceding seven years, which services have been principally responsible for the growth of MultiPlan and now represent a majority of MultiPlan’s revenues, as well as to the market and customer opportunities that are expected to drive MultiPlan’s future growth.

d.	Amending and restating the fourth full paragraph on page 103 as follows (with new text in underline):

On May 7, 2020, representatives of Churchill met with representatives of Citigroup, Inc. (“Citi”) to discuss raising additional capital from private investors in connection with a potential business combination with MultiPlan via a private placement. Churchill and Citi subsequently entered into an engagement letter on July 12, 2020 whereby Citi was engaged to act as a financial and capital markets advisor in connection with the Transactions and a placement agent in connection with the PIPE Investment. Citi was not engaged to render, and did not render, a fairness opinion with respect to the Transactions. Pursuant to Citi’s engagement letter, Churchill will pay to Citi a $29.0 million cash fee, all of which is contingent upon completion of the Transactions. During the two-year period prior to the date of the announcement of the Transactions, Citi and its affiliates have not provided any services to MultiPlan for which Citi received a fee.

e.	Amending and restating the fifth full paragraph on page 103 as follows (with new text in underline):

On May 8, 2020, Mr. Klein and representatives of KG called Mr. Thorpe to discuss, among other things, the status of discussions regarding the proposed business combination. During the call, Mr. Klein reaffirmed Churchill’s proposal to acquire all of the outstanding equity interests of MultiPlan Parent for an enterprise value of $10.5 billion, subject to the same assumptions discussed on April 17, 2020, and discussed with Mr. Thorpe Churchill’s perspective on exploring utilizing a potential private placement of equity capital in connection with financing such a transaction, as well as a proposed timeline for such a transaction. Mr. Thorpe informed Mr. Klein and the representatives of KG that MultiPlan did not believe that $10.5 billion represented sufficient value for MultiPlan’s stockholders, and that MultiPlan was unwilling to agree to the governance and post-closing ownership proposal discussed on April 17th. With respect to the governance proposal, H&F offered Sponsor the right to designate only two directors to the post-closing board of directors.

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f.	Amending and restating the first full paragraph on page 104 as follows (with new text in underline):

On May 18, 2020, representatives of Churchill called representatives of H&F to inform them that, based on the work Churchill had performed to date, including the results of its initial due diligence and evaluation of then-market conditions and the trading multiples of companies with similar characteristics as MultiPlan, and subject to the satisfactory completion of due diligence, Churchill would be willing to explore a potential business combination with MultiPlan whereby Churchill would acquire all of the outstanding equity interests of MultiPlan Parent for an enterprise value of $11 billion, subject to the assumptions discussed on April 17, 2020, including the governance proposal (including that each of Sponsor and H&F would have the right to designate three directors and the board would not be majority controlled by H&F) and post-closing ownership proposal. Following that call, Mr. Thorpe called Mr. Klein to inform him that MultiPlan would be willing to continue to explore a potential transaction on that basis.

2.	The section of the Definitive Proxy Statement entitled “Certain Forecasted Financial Information for MultiPlan” is hereby amended as follows:

a.	Amending and restating the table on page 112 and accompanying footnotes as follows (with new text in underline):

The following table presents the selected forecasted financial information that Churchill management reviewed with the Churchill Board and which was used by Churchill in connection with the financial analysis summarized below:

Calendar Year Ending December 31,
(in millions)	2021E
Total revenue	$1,085 - $1,125
Adjusted EBITDA(1)	$845 - $875
Cash interest expense and interest income	$195
Cash taxes	$156
Change in net working capital	$0
Capital expenditures (including capitalized development costs)	$70
Levered Free Cash Flow(2)	$425 - $450

(1)	Adjusted EBITDA means net income before interest expense, interest income, income tax provision, depreciation, amortization of intangible assets and non-income taxes, adjusted to exclude certain non-operating expenses and certain non-recurring items, including gain or loss on disposal of assets, management fees, integration expenses, transaction related expenses, gain on repurchase and cancellation of notes and stock-based compensation.

(2)	Levered free cash flow means (i) adjusted EBITDA minus (ii) total cash interest expense and interest income, cash taxes, changes in net working capital and capital expenditures (including capitalized development costs).

3.	The section of the Definitive Proxy Statement entitled “Certain Financial Analysis” is hereby amended as follows:

a.	Amending and restating the first two sentences of the first full paragraph on page 113 under the heading “Comparable Company Analysis” with the following (with new text in underline):

Churchill’s management primarily relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to Churchill following a business combination with MultiPlan and this analysis was presented to the Churchill Board. The comparable company analysis was prepared by Churchill’s management with assistance from KG. No other financial advisor prepared a financial analysis that was presented to the Churchill Board.

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4.	The section of the Definitive Proxy Statement entitled “Interests of Certain Persons in the Business Combination” is hereby amended as follows:

a.	Amending and restating the third bullet on page 116 as follows (with new text in underline):

•	Churchill has engaged KG to act as Churchill’s financial advisor in connection with the Transactions, and as a placement agent in connection with the PIPE Investment. KG was engaged to provide analytical support in evaluating potential targets, as well as a range of advisory services regarding mergers and acquisitions and capital market activities, including structuring advice, capital markets analyses, capital raising, marketing, investor relations and due diligence support. KG was not engaged to render, and did not render, a fairness opinion with respect to the Transactions. Pursuant to this engagement, Churchill will pay KG a transaction fee of $15,000,000 and a placement fee of $15,500,000 (of which up to $15,000,000 shall be payable in shares of Churchill’s Class A common stock based on $10.00 per share), which shall be conditioned upon the completion of the Mergers and such engagement shall be terminated in full at such time. Therefore, KG and Michael Klein have financial interests in the completion of the Mergers in addition to the financial interest of the Sponsor described above. The engagement of KG and the payment of the fees described above have been approved by Churchill’s audit committee and Churchill Board in accordance with Churchill’s related persons transaction policy. KG intends to direct Churchill to pay a portion of such fees totaling $8 million to Project Isaiah, a philanthropic entity formed to provide meals in underserved communities in the United States impacted by the COVID-19 crisis of 2020. Michael Klein is the Chairman of Project Isaiah. During the two-year period prior to the date of the announcement of the Transactions, KG and its affiliates have not provided any services to MultiPlan.

Additional Information and Where to Find It

In connection with the Transactions, Churchill filed the Definitive Proxy Statement with the Securities and Exchange Commission (“SEC”) on September 18, 2020. Stockholders are urged to read the Definitive Proxy Statement and any other documents filed with the SEC in connection with the Transactions or incorporated by reference in the Definitive Proxy Statement because they will contain important information about the Transactions.

Investors will be able to obtain free of charge the Definitive Proxy Statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. Copies of the documents filed with the SEC by Churchill when and if available, can be obtained free of charge by directing a written request to Churchill Capital Corp III, 640 Fifth Avenue, 12th Floor, New York, NY 10019.

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